Exhibit 99.1

AspenBio Pharma Inc.
1585 South Perry St.,
Castle Rock, Colorado 80104

Dear Fellow Aspen Shareholders and Partners,

After extensive due diligence on my part about the opportunity, I joined AspenBio Pharma, Inc. (the name was recently changed to better reflect our business) earlier this year as President/CEO and was appointed to the Board. My twenty-five year business career has been exclusively in the veterinary pharmaceutical industry. It is apparent to me that Aspen has the potential to create a significant patented drug / product pipeline of near-term products primarily focused in the animal reproduction space with its novel platform technology in animal hormone drugs and diagnostic tests.

After ten months with the Company, I am more convinced than ever we do have this potential, and are poised to start its realization with the introduction of the first in a long line of new animal hormone drugs and a diagnostic test, into markets with worldwide opportunities. We currently have four novel reproduction hormone analogs (i.e. synthetic hormones) and a bovine early pregnancy test, all in advanced or late-stage development. We are on track to introduce the first single-chain analog product (known as a gonadotropin), EquiPure LH™, within the next 90 days, as a reagent for use in horse breeding. We anticipate completing the introduction of four other products during the next 12 to 24 months. There are additional hormone analogs that I believe have substantial potential and that we will develop within the portfolio of patents licensed exclusively to Aspen from Washington University for animal use. It should be noted that this technology has already given rise to new reproduction drug compounds for human application licensed to a top five big pharma company from Washington University and the drug is in phase III human clinical trials.

I would also like to address several recent events at Aspen. At the 2005 shareholder meeting held earlier this month, the shareholders overwhelming passed all motions that had been proposed by the Board. The most noteworthy of these was a change in our name to AspenBio Pharma, Inc., which is a much better reflection of the Company’s focus and direction. In September 2005 we terminated the employment of Roger Hurst, who had resigned as an officer and director in December 2004. We subsequently filed suit against Hurst seeking injunctive relief and damages and he has filed a counterclaim against the Company. We are aggressively moving forward in this litigation, while attempting to not be distracted from our priorities. We reported over $2.7 million in cash at the end of our third quarter and feel comfortable with our financial position as we move into 2006.

While there are, and will continue to be, challenges in meeting our near-term goals, we are confident we have the people, (and a plan to increase our scientific staff) the technology, the strategy and the resources necessary to advance our goals. Introduction of these products and maximizing their penetration into worldwide markets directly or with industry partners is our number one priority and a key to enhancing shareholder value.

1 of 4

We are focused on five priorities —

1.	Stabilize the financial position of the Company. Recently, we completed a $3.6 million equity funding which we believe provides sufficient working capital to complete near-term product development, commence contract product manufacturing, advance FDA approval of EquiPure LH™ and advance other prioritized products.

2.	Define, assemble and focus the necessary resources and capabilities through in-house skills and outsourced contract services to complete the final development and field testing of our top two near-term product opportunities; EquiPure™ LH (luteinizing hormone) for ovulation in mares and SurBred™ (early pregnancy status test) for the early determination of pregnancy in dairy cows. Both of these products represent first-in-class market opportunities and if successfully completed can deliver substantial revenue for Aspen.

3.	Leverage the knowledge and world-class capability of our scientific advisory board in the area of animal reproduction to obtain expert guidance as we advance development of drug opportunities over the next 12 to 36 months. We have held two full scientific advisory board meetings in recent months and as a result have prioritized the launch of three additional new hormone drugs as rapidly as possible.

4.	Investigate market opportunities to prioritize additional new hormone drugs that can be created from the new proprietary, single-chain gonadotropin technology that we licensed from Washington University for animal use. As noted above, this technology has already been licensed for human use and it offers Aspen the potential for the creation of a large portfolio of specific reproduction hormone drugs for virtually all non-human mammals. Our plan is to prioritize and then rapidly focus on additional new drug opportunities of economic importance for development and testing, as resources allow us to pursue these opportunities.

5.	Expand the knowledge of, and interest in, the Aspen corporate opportunity among the investment community. Outside of a limited group of investors, there is currently only limited coverage or knowledge of Aspen and its activities. We believe that if we are successful in delivering our near-term products to market and thereby in generating near-term revenues, we can dramatically enhance shareholder value for our investors.

I want to provide you with a brief summary of our top product opportunities —

EquiPure-LH™ is a novel, single-chain LH (luteinizing hormone) analog for horses. It is designed to induce ovulation in estrous mares, thereby providing better overall breeding management and convenience to breeders. It is scheduled to be our first FDA-approved product, based upon our recently accepted INADA filing which formally starts this drug’s approval process with the FDA. We expect to start gaining revenue from this product within the next 90 days by selling it as a specially labeled reagent to licensed veterinarians, which is permissible under FDA regulation, until it gains final FDA approval, expected in late 2007; at that point, given FDA approval, it can be marketed more widely. This first FDA approval is important for Aspen, as it will pave the way for the approvals of future single-chain gonadotropin drugs we create and submit to FDA. In general, all of the new hormone drugs we create (and seek approval for) will follow virtually the same manufacturing requirements, testing processes, validations and pivotal study methods as this first FDA approval process. A critical step to achieving FDA approval is the contract manufacturing process, which requires full cGMP facility validation by FDA. We are currently evaluating the production capability of our current manufacturing partner Cardinal Health (GALA-Middleton) to manufacture under such full cGMP requirements. We are also considering other potential partners in the event their capacity will not meet FDA requirements. It is noted that any delay as these steps progress can delay our final drug approval. We do not believe such delays would affect sales of eLH on a reagent basis.

2 of 4

SurBred™ is a novel blood test designed to determine pregnancy status10 to12 days sooner than methods currently used. The test will enable dairy herd managers to identify open (unbred) cows and then either breed or cycle them for re-breeding, much faster than current methods, such as digital ultrasound. Designed to save producers time and money, SurBred, upon completion can significantly improve the overall reproduction efficiency of dairy herds. In March of 2003, we entered into a distribution agreement with Merial Limited for the worldwide sales and marketing rights to this test. To date we have experienced significant delays in completing development on this product which could impact our relationship with Merial at any time. Merial, a joint venture between Merck and Aventis, is one of the world’s leading animal health companies. Based on Merial’s intention to market this test worldwide, we believe Aspen’s annualized revenues from sales of this product could be $8.0 to $10.0 million within 18 months of US market launch, assuming Aspen is successful in product completion and trials.

BoviPure-FSH™ is a novel single-chain FSH (follicle stimulating hormone) analog for cows designed to be used for super-ovulation and embryo transfer in both dairy and beef cows. This product, currently under development is expected to provide significant benefits, including unmatched purity, consistency and safety, versus conventional “animal-derived” pituitary extract FSH products currently on the market. Barring any unforeseen technical hurdles, we anticipate that we will be able to start selling this product as a specially labeled reagent by mid to late 2006. The estimated market for this product exceeds $20M. We believe we can capture an appreciable share of the market within 18 to 24 months of launch.

EquiPure-FSH™ is a novel single-chain FSH (follicle stimulating hormone) analog for horses designed to be used for “super-ovulation” and embryo transfer in mares. This product is in late-stage development and is anticipated to be a significant advancement in the growing equine embryo transfer market. We expect to begin selling this product as a specially labeled reagent in late 2006.

StayBred™ is a novel single-chain bovine LH (luteinizing hormone) analog. This new hormone analog is believed to induce ovulation and produce a phenomenon that has been shown to reduce the rate of pregnancy loss in cows. Improving retained pregnancy rates delivers significant benefit for producers by increasing overall milk production and the reproduction efficiency of their dairy herds. Low pregnancy rates are considered to be one of most important problems facing modern dairy production worldwide. We believe that over time this product can potentially become our largest selling drug with a substantial worldwide market potential, provided we are able to get the production costs to an attractive level.

3 of 4

In summary —

We are committed to turning Aspen into a dynamic growing company. The opportunity to enhance the reproduction efficiency of animals using our patented hormone technology is vast. Aspen is determined to become a recognized worldwide developer of patented new reproduction drugs and diagnostics for animals. By delivering on our prioritized near-term products we will thereby enhance the opportunity to expand the scope and breadth of our product portfolio introductions.

I am personally committed to the Aspen opportunity and on behalf of the entire Aspen team I optimistically, expect to report significant progress and successes on our goals as developments occur.

Thank you for your support of our rapidly evolving Company,

/s/ Richard G. Donnelly
Richard G. Donnelly
President and CEO
November 22, 2005

This information includes “forward looking statements” of AspenBio Pharma, Inc. (formerly AspenBio, Inc.) (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in this information that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this information should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

4 of 4